EXHIBIT 22

                                                                   REV. 12/31/01

                     SUBSIDIARIES OF LINCORP HOLDINGS, INC.



IIT Missouri Corp.

IIT Realty Corp.

Lincorp, Inc.

Pleasure Island Corp.

Unicorp Delaware I, Inc.

Unicorp Delaware II, Inc.

Unicorp Holdings (U.S.) Incorporated